THE OPTION AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER. AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.


                               COMMON STOCK OPTION
                                (NONTRANSFERABLE)

                                 FONECASH, INC.

                            (A DELAWARE CORPORATION)


     FOR VALUE RECEIVED, FONECASH, INC. (the "Corporation") hereby grants to DAVID MARKS (the "Holder"), subject to the terms and conditions hereinafter set forth, the option to purchase an aggregate of three hundred fifty thousand (350,000) shares of the common stock $0.0001 par value per share (the "Common Stock") of the Corporation. The exercise price per share and the number of shares of Common Stock issuable upon exercise of the Options are subject to adjustment as hereinafter provided.

     1.  TERM  AND  EXERCISE.

          (a) This Option may be exercised by the Holder, in whole or in part, at any time following execution of a definitive agreement between the Corporation and a licensee introduced by Holder but prior to the expiration of this Option, which expiration shall occur five (5) years from the date of the issuance of this Option.

          (b) The Holder shall exercise this Option by surrender to the Corporation of this Option with the Purchase Form attached hereto as Exhibit "A", duly executed, accompanied by payment in cash or by check of the price hereinafter set forth for the Shares of the Common Stock so purchased (the "Option Price").

          (c) Within ten (10) business days following the exercise of this Option by the Holder as hereinabove provided, the Corporation shall cause to be issued in the name of and delivered to the Holder a certificate or certificates representing the Shares of the Common Stock so purchased. The Corporation covenants and agrees that all of the Shares of the Common Stock which may be issued and delivered upon the due exercise of this Option by the Holder shall, upon such issuance and delivery, be fully paid and nonassessable.

     2. OPTION PRICE. The Option Price at which the Shares of the Common Stock shall be purchased upon the exercise of this Option shall be $0.50 per share.

     3. EXPIRATION OF OPTION ON CERTAIN ADDITIONAL EVENTS. Anything contained in this Option to the contrary notwithstanding, this Option shall expire and be and become null and void unless, in the event of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation (other than a merger with a wholly owned subsidiary or in which the Corporation is the surviving corporation); any transfer of all or substantially all of the assets of the Corporation; or the dissolution, liquidation or winding-up of the Corporation, this Option shall have been duly exercised, as hereinabove provided, prior to the date which is the record date for determining the holders of Common Stock entitled to vote upon such consolidation, merger, transfer, dissolution, liquidation or winding-up. The Corporation shall give to the Holder at least ninety (90) days' prior notice of the date which shall be the record date for determining the holders of Common Stock entitled to vote upon such consolidation, merger, transfer, dissolution, liquidation or winding-up.

     4.  ANTI-DILUTION  ADJUSTMENTS.

     (a) Stock Dividend. If the Corporation shall at any time declare a dividend payable in shares of Common Stock, then the Holder, upon exercise of this Option after the record date for the determination of holders of Common Stock entitled to receive such dividend, shall be entitled to receive upon exercise of this Option, in addition to the number of shares of Common Stock as to which this Option is exercised, such additional shares of Common Stock as such Holder would have received had this Option been exercised immediately prior to such record date and the Exercise Price will be proportionately adjusted.

     (b)  Recapitalization  or  Reclassification.

     (i)  Stock  Split.  If  the  Corporation  shall  at  any  time  effect  a
          ------------
recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable  for  a  larger  number  of shares (a "Stock Split"), then upon the
                      ------
effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon exercise of this Option shall be increased in direct proportion to the increase in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction, and the Exercise Price shall be proportionally decreased.

     (ii)  Reverse  Stock  Split.  If the Corporation shall at any time effect a
           ---------------------
recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a smaller number of shares (a "Reverse Stock Split"), then upon
                   -------
the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon the exercise of this Option shall be proportionally decreased and the Exercise Price shall be proportionally increased. The Corporation shall give the Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 4(b).

     (c) Distributions. If the Corporation shall at any time distribute for no consideration to holders of Common Stock cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or preceding years) then, in any such case, Holder shall be entitled to receive, upon exercise of this Option, with respect to each share of Common Stock issuable upon such exercise, the amount of cash or evidences of indebtedness or other securities or assets which Holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had this Option been exercised immediately prior to the record date or other date fixing shareholders to be affected by such event (the "Determination Date") or, in lieu thereof, if the Board of Directors of the Corporation should so determine at the time of such distribution, a reduced Exercise Price determined by multiplying the Exercise Price on the Determination Date by a fraction, the numerator of which is the result of such Exercise Price reduced by the value of such distribution applicable to one share of Common Stock (such value to be determined by the Board of Directors of the Corporation in its discretion) and the denominator of which is such Exercise Price.

     (d) Notice of Consolidation or Merger and Share Exchange. The Corporation shall not, at any time after the date hereof, effect a merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets (a "Corporate Change"), unless the resulting successor or acquiring entity (the "Resulting Entity") assumes by written instrument the Corporation's obligations under this Option during the term of the resultant options, and agrees in such written instrument that this Option shall be exercisable into such class and type of securities or other assets of the Resulting Entity as Holder would have received had Holder exercised this Option immediately prior to such Corporate Change, and the exercise price of this Option shall be proportionately increased (if this Option shall be changed into or become exchangeable for an option to purchase a smaller number of shares of Common Stock of the Resulting Entity) or shall be proportionately decreased (if this Option shall be changed or become exchangeable for an option to purchase a larger number of shares of Common Stock of the Resulting Entity); provided, however, that the Corporation may not affect any Corporate Change unless it first shall have given thirty (30) days notice to Holder hereof of any Corporate Change.

     (e) Exercise Price Adjusted. As used in this Option, the term "Exercise Price" shall mean the purchase price per share specified in Section 2 of this Option, until the occurrence of an event stated in subsection (a), (b), (c) or
(d) of this Section 4, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of this Option. No such adjustment under this Section 4 shall be made unless such adjustment would change the Exercise Price at the time by the $0.01 or more; provided however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $0.01 or more.

     (f) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, Holder shall, upon exercise of this Option, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 4.

     5. NONTRANSFERABILITY. This Option shall not be assigned, pledged, hypothecated, sold or otherwise transferred or encumbered by the Holder. Notwithstanding the foregoing, this Option shall be exercisable upon the death or permanent disability of the Holder by Holder's heirs, personal representatives, guardians, beneficiaries, devisees, or otherwise.

     6. NOTICES. Any notice or other communication to the Corporation or to the Holder of this Option shall be in writing and any such notice or communication shall be deemed duly given or made if personally delivered or if mailed, by registered or certified mail, postage prepaid, and if to the Corporation: to the Corporation's office at 90 Park Avenue, Suite 1700, New York, NY 10016 and if to such Holder: to David Marks, 3 & 4 Bentick Street, London, UK W1M 5RN or at such other address as the Corporation or the Holder may designate by notice to the other.

     7. GOVERNING LAW. This Option shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     8. SUCCESSORS AND ASSIGNS. All of the provisions of this Option shall be binding upon the Corporation and its successors and assigns and the Holder, his heirs, personal representatives and guardians.

     IN WITNESS WHEREOF, FONECASH, INC. has caused this Option to be signed in its corporate name under its corporate seal by its President and its corporate seal to be hereunto affixed and its execution hereof to be attested by its Secretary, as of this 30th day of January, 2001.


                                           FONECASH,  INC.


                                           By:  /s/  Daniel E. Charboneau
                                              ----------------------------------
                                              Daniel E. Charboneau, President



ACCEPTED:

/s/  David Marks
------------------------------
David  Marks,  Holder